UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 15, 2004

YAMAHA MOTOR RECEIVABLES CORPORATION

(Exact name of registrant as specified in its charter)
(Originator of the Yamaha Motor Master Trust)

Delaware	333-74069, 333-45516, 033-72806	33-0592719
(State or other Jurisdiction of Incorporation)	(Commission File Numbers)	(I.R.S. Employer Identification No.)

6555 Katella Avenue, Suite A
Cypress, CA  90630

(Address of principal executive offices)

Registrant’s telephone number, including area code:  (714) 761-7500

Item 5. Other Events

Registrant has caused the issuance of certain securities evidencing interests in receivables held by the Yamaha Motor Master Trust pursuant to the Amended and Restated Master Pooling and Servicing Agreement, dated as of May 1, 1999 (the “Pooling and Servicing Agreement”), among registrant, as transferor, Yamaha Motor Corporation, U.S.A. (“YMUS”), as servicer, and JPMorgan Chase Bank, as trustee.  YMUS is the servicer of the receivables included in the Yamaha Motor Master Trust.  Registrant is a wholly owned subsidiary of YMUS and YMUS is a wholly owned subsidiary of Yamaha Motor Company, Ltd., a Japanese corporation (“YMC”).

On June 24, 2004, the shareholders of YMC elected to change its fiscal year end from March 31st to December 31st.  In addition, YMC currently uses the Japanese affiliate of Ernst & Young LLP, Shin Nihon & Co., as its principal accountants.

In an effort to better coordinate financial reporting between YMC and its United States affiliates: (i) YMUS determined on June 24, 2004, that each of the United States affiliates of YMC, including YMUS and registrant, will change its fiscal year end to conform to the December 31st fiscal year end adopted by YMC; (ii) on June 15, 2004, YMUS dismissed PricewaterhouseCoopers (“PwC”) as its principal accountants; and (iii) on June 17, 2004, YMUS retained Ernst & Young LLP as its principal accountants.  Notwithstanding the foregoing, YMUS will continue to retain PwC, as the principal accountants of the Registrant, to perform the agreed upon procedures and related servicer reviews required under the Pooling and Servicing Agreement.

Registrant is providing the foregoing information under Item 5 of this Form 8-K at its option as information that is not otherwise called for by Form 8-K, but that registrant deems of importance to security holders.

Item 8. Change in Fiscal Year

In an effort to better coordinate financial reporting between YMC and its United States affiliates, YMUS determined on June 24, 2004, that each of the United States affiliates of YMC, including YMUS and registrant, will change its fiscal year end to conform to the December 31st fiscal year end adopted by YMC.  Registrant will use Form 10-K to report on the transition period ending December 31, 2004.  Registrant is providing the foregoing information under Item 8 of this Form 8-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

YAMAHA MOTOR RECEIVABLES CORPORATION

(Registrant)

Dated:	June 29, 2004	By:	/s/ Russell D. Jura
		Name:	Russell D. Jura
		Title:	Assistant Secretary